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                                 PROMISSORY NOTE

--------------                                                New York, New York
10%                                                             December 8, 1999



FOR VALUE RECEIVED, the undersigned, PREDICT IT INC., a Delaware corporation ("Maker"), promises to pay to the order of ____________________ ("Payee"), at New York City, New York, or such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the sum of Two Hundred Fifty Thousand Dollars ($250,000), plus interest from the date of this Note on the unpaid balance. All principal and interest is to be paid without setoff or counterclaim as set forth below. Maker further agrees as follows:

Section 1. Interest Rate and Conversion Right.

         (a) Interest shall accrue at a rate equal to ten percent (10%) per annum, compounded annually.

         (b) Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. After maturity (whether by acceleration or otherwise, and before as well as after judgment), all unpaid principal and interest shall bear interest until it is paid at three percent (3%) in excess of the rate otherwise applicable to the unpaid balance under this Note.

         (c) At the options of the Payee, interest on the Note may be paid in shares of common stock of the Company, which shares shall be valued at $1.60 per share.

         (d) All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable law. If from any circumstance Payee should ever receive as interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

         (e) At the options of the Payee, upon the first round of financing of the Maker which occurs subsequent to the date hereof, this Note or any portion of the principal amount thereof, and the interest related thereto may, at any time and from time to time until this Note is satisfied in full, be converted into the securities of the Maker which are sold in such financing. Such securities shall be treated, upon conversion of this Note, as fully paid and nonassessable. The amount of such securities which shall be received upon such conversion



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shall be equal to a fraction, the numerator of which is the dollar amount of the principal and interest being satisfied by the conversion, and the denominator of which is the per security purchase price which is paid by the investors in such financing.

Section 2. Payments.

         (a) Interest on this Note is due and payable semi-annually (June 8, 2000 and December 8, 2000). The principal amount owing under this note is due and payable on December 8, 2000.

         (b) Maker shall have the right to prepay this Note in full or in part at any time, without premium or penalty. All prepayments shall be applied first to accrued interest and then to principal.

Section 3. Rank.

         This Note shall rank be as a senior obligation of Maker and all other obligations of Maker shall be subordinated to this Note, regardless of whether such obligations are presently existing or are subsequently incurred.

Section 4. Default.

         It shall be an event of default ("Event of Default"), and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

         (a) any failure on the part of Maker to make any payment under this Note when due, whether by acceleration or otherwise, and the continuation of such failure for a period of five (5) days after written notice thereof from Payee.

         (b) any failure on the part of Maker to keep or perform any of the terms or provisions (other than payment) of this Note or any amendment thereof, which failure is not cured within ten (10) days and the continuation of such failure for more than ten (10) days after written notice thereof from Payee.

         (c) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute.

         (d) A proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and


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relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof.

         (e) Maker consents to or suffers the appointment of a receiver, trustee or custodian to any substantial part of its assets that is not vacated within thirty (30) days.

         (f) Dissolution, termination of existence, or insolvency of Maker.

         (g) Maker consents to or suffers an attachment, garnishment, execution or other legal process against any of its assets that is not released within thirty (30) days.

Section 5. Jurisdiction and Service of Process.

         Maker irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Note, or a breach of this Note or any such document or instrument. Maker waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note brought in the State of New York, and further irrevocably waives, to the full extent permitted by law, any claim that any such action or proceeding brought in such State has been brought in an inconvenient forum. In any such action or proceeding, Maker waives, to the full extent permitted by law, personal service of any summons, complaint, or other process and agrees that service thereof may be made on Maker by certified or registered U.S. mail or by personal delivery. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding Maker shall appear or answer such summons, complaint, or other process. Should Maker so served fail to appear or answer within such thirty (30)-day period or such extended period, as the case may be, Maker shall be deemed in default and judgment may be entered by Payee against Maker for the amount as demanded in any summons, complaint, or other process so served.

Section 6. Waivers.

         Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

         (a) Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.


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         (b) Maker agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.

         (c) Maker agrees and acknowledges that Payee may disclose to any other Obligor confidential information relating to this Note, and waives, to the full extent permitted by law, any right to privacy or similar right under federal or state laws which Maker may have with respect to such disclosures.

         (d) In any action or proceeding arising out of or relating to this Note, Maker waives (to the full extent permitted by law) all right to a trial by jury or to plead as a defense any statute of limitations or any other similar law or equitable doctrine.

Section 7. Collection Costs.

         Maker will upon demand pay to Payee the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which Payee may incur in connection with the following:
(i) the enforcement of this Note; and (ii) the enforcement of payment of all obligations of Maker by any action or participation in, or in connection with, a case or proceeding under Chapters 7, 11, or 13 of the Bankruptcy Code, or any successor statute thereto.

Section 8. Assignment of Note.

         Maker may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger of Maker, if a corporation, with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by Payee. Maker agrees not to assert against any assignee of this Note any claim or defense which Maker may have against any assignor of this Note.

Section 9. Miscellaneous.

         This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

         (a) This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such state's principles of conflict of laws.


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         (b) Subject to Section 8, the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

         (c) This Note and a warrant issued as of the dated hereof, constitutes a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersede all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

         (d) The singular includes the plural. If more than one Maker executes this Note, the term "Maker" shall be deemed to refer to each of the undersigned Makers as well as to all of them, and their obligations and agreements under this Note shall be joint and several. If any of the undersigned is a married person, recourse may be had against his or her separate property for all of his or her obligations under this Note. The term "Obligor" shall be deemed to refer to each Maker, endorser, guarantor, or surety of this Note as well as to all of them. The term "Payee" shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

         (e) All notices, consents, or other communications provided for in this Note or otherwise required by law shall be in writing and may be given to or made upon the respective parties at the following mailing addresses:

         Payee:
                -------------------------

                -------------------------

                -------------------------

         Maker:      Predict It Inc.
                     694 Eighth Avenue
                     New York, NY 10036
                     Attention: Andrew P. Merkatz, President

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.


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         IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

                             MAKER: PREDICT IT INC.




                             ------------------------------------------------
                             Andrew P. Merkatz, President and
                             Chief Executive Officer


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